EXHIBIT B

ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Agreement”) is made and entered into this 29th day of June, 2007, by and among MCC, INC., a Pennsylvania corporation (the “Company”); nCoat, INC., a Delaware corporation, its successors or assigns, (“Buyer”); the stockholders of the Company (the “Stockholders”); and Durham Jones & Pinegar, PC, a Utah professional corporation (“Escrow Agent”).

RECITALS

A.         The Company, Buyer and the Stockholders are parties to a Stock Purchase Agreement dated as of June 19, 2007 (the “Stock Purchase Agreement”) pursuant to which Buyer agreed to purchase, and the Stockholders agreed to sell to Buyer, all issued and outstanding shares of common stock of the Company.  Unless otherwise defined herein, all capitalized terms shall have the meanings given them in the Stock Purchase Agreement.

B.         Under the Stock Purchase Agreement, Buyer agreed to pay the Purchase Price for the Shares to the Stockholders by the payment of cash and common stock at Closing.

C.         Pursuant to Section 8.2 of the Stock Purchase Agreement, the Stockholders agreed to indemnify Buyer as set forth therein.  In furtherance of such indemnity obligation, Buyer agreed pursuant to Section 1.5 of the Stock Purchase Agreement to deposit the Purchase Shares consisting of the Escrow Amount as the exclusive recourse of Buyer for satisfaction of the indemnity obligations of the Stockholders, if any, pursuant to Section 8.2 of the Stock Purchase Agreement, except as otherwise set forth in Section 8.3(c) of the Stock Purchase Agreement.

D.         The parties hereto desire to arrange for such escrow and appoint Escrow Agent as escrow agent in accordance with the terms hereof.

E.         Escrow Agent is willing to act as Escrow Agent pursuant to the terms of this Agreement with respect to the receipt and then delivery of the Escrow Amount.

F.         Upon the occurrence of the events described in Section 4 below, Escrow Agent shall cause the distribution of the Escrow Amount in accordance with the terms set forth below.

NOW, THEREFORE, IT IS AGREED:

1.          Interpretation and Definitions.  This Agreement is being executed and delivered pursuant to Sections 1.5 and 8.5 of the Stock Purchase Agreement and is the Escrow Agreement referred to therein.  The provisions of this Agreement shall not in any event be construed so as to enlarge or diminish the rights of any of the parties hereto under the Stock Purchase Agreement.  Escrow Agent will not be responsible for the Stock Purchase Agreement.

2.          Appointment of Escrow Agent.  Escrow Agent is hereby appointed to act as Escrow Agent in accordance with the terms hereof, and Escrow Agent hereby accepts such appointment.  Escrow Agent shall have all the rights, powers, duties and obligations provided herein.

3.	Deposit of Escrow Amount.

3.1.      At the Closing, the Escrow Amount shall be deposited with the Escrow Agent, such deposit to constitute the escrow fund (the "Escrow Fund") and to be governed by the terms set forth herein.  The Escrow Fund shall be available to compensate Buyer pursuant to the indemnification obligations of the Stockholders as set forth in Section 8.2 of the Stock Purchase Agreement.  The Escrow Fund shall be the exclusive recourse of Buyer in the event said indemnification obligations exceed the amount of the Escrow Fund, except as otherwise set forth in Section 8.3(c) of the Stock Purchase Agreement.

3.2.      The Escrow Amount shall be delivered to Escrow Agent at its address for notice indicated in Section 7.1.

4.	Terms of Escrow.

4.1       The Escrow Agent shall hold the Escrow Fund (or any then remaining portion thereof), subject to any earlier releases of any portion of the Escrow Fund pursuant to Section 4.4 below, in escrow until that the date on which the Escrow Agent receives instructions to terminate the escrow and distribute the Escrow Fund signed by Buyer and the Stockholders, or, if the Escrow Agent has not received such instructions, the Escrow Fund shall be released and paid out on the eighteen (18th) month anniversary of the Stock Purchase Agreement; provided, however, that the Escrow Fund shall be net of (a) any amounts paid in connection with the Stockholders’ indemnification obligations under the Stock Purchase Agreement, and (b) any amounts claimed in any Indemnification Claim Notice which have not been resolved at the time of such payment (such amount being referred to as the "Disputed Claim Amount").

4.2       Within three (3) Business Days after the date of the eighteen (18th) month anniversary of the Stock Purchase Agreement (which shall constitute the “Release Date”), the Escrow Agent shall release from escrow to the Stockholders all or any then remaining portion of the Escrow Fund, less the Disputed Claim Amount, if applicable.  The Escrow Agent shall in all events release all of the remaining Escrow Fund (including the Disputed Claim Amount) on or before that date that shall be three (3) months after the Release Date (the "Disputed Claim Release Date") unless on or prior to the Disputed Claim Release Date, the parties to this Agreement (other than the Escrow Agent) shall have (i) resolved any dispute by settlement and provided the Escrow Agent with mutually executed delivery instructions with respect to the portion of the Escrow Fund then held by the Escrow Agent, of (ii) any party shall have commenced a legal action or arbitration to resolve such dispute, in which case the Escrow Agent shall continue to hold any then remaining portion of the Escrow Fund (including the Disputed Claim Amount) until such action or arbitration is concluded.

4.3       The Escrow Fund, or any beneficial interest therein, may not be pledged, sold, assigned or transferred, including by operation of law, by any Stockholders or be taken or reached by any legal or equitable process in satisfaction of debt or other liability of any Stockholders, prior to the delivery to the Stockholders of the Escrow Fund by the Escrow Agent as provided herein.

4.4       (A)  At any time after the Closing, Buyer may give written notice to the Stockholders and Escrow Agent that Buyer claims all or any part of the Escrow Fund in satisfaction of any damages for which Buyer is entitled to be indemnified pursuant to the Stock Purchase Agreement (such claim is herein referred to as an "Indemnification Claim" and any such written notice of a claim is hereinafter referred to as an "Indemnification Claim Notice"). The Indemnification Claim Notice shall set forth in reasonable detail: (i) the nature of the Indemnification Claim; and (ii) the amount of the Indemnification Claim (hereinafter referred to as the "Indemnification Claim Amount"). In the event Buyer gives any Indemnification Claim Notice to Escrow Agent, Buyer shall also give such Notice to the Stockholders at the same time such Notice is given to the Escrow Agent.

(B)  Within fifteen (15) calendar days following receipt of an Indemnification Claim Notice which specifies the amount of the Indemnification Claim, Escrow Agent shall charge the Escrow Fund for the Indemnification Claim Amount and pay to Buyer the Indemnification Claim Amount unless Escrow Agent receives a written notice from the Stockholders (the“Stockholders' Notice") objecting to such charge and payment and disputing the Indemnification Claim. The Stockholders’ Notice shall be given to Buyer and Buyer's counsel at the same time the Stockholders’ Notice is given to the Escrow Agent, and shall set forth (i) the amount of the Indemnification Claim Amount in dispute, (ii) the amount of the Indemnification Claim not in dispute, and (iii) in reasonable detail the basis for the dispute.

(C)  In the event of such a dispute, the Escrow Agent shall pay to Buyer that portion of the Indemnification Claim Amount which is not in dispute, if any, and Buyer and the Stockholders shall use reasonable efforts to mutually resolve the dispute within ten (10) days of Buyer's receipt of the Stockholders’ Notice. In the event such resolution does not occur within said ten-day time period, the dispute shall be promptly submitted to binding arbitration, conducted in accordance with the Commercial Rules of the American Arbitration Association, to determine which Party is entitled to the disputed portion of the Indemnification Claim Amount; provided, however, that if the disputed amount is greater than $500,000, either Party shall have the option, prior to the commencement of arbitration proceedings, to pursue and obtain resolution of such dispute and determination through litigation. The disputed portion of the Indemnification Claim Amount shall then be paid by the Escrow Agent pursuant to the arbitrators' award or judgment of the court, as the case may be. In resolving such dispute, the arbitrator or the court, as the case may be, shall determine the "prevailing party" for purposes of Section 12.5 below.

(D)  Any amount paid to Buyer from the Escrow Fund pursuant to the foregoing provisions of this Agreement shall be deemed a reduction in the Purchase Price.

5.	Duties and Obligations of Escrow Agent.

5.1.      The parties hereto agree that the duties and obligations of Escrow Agent are only such as are herein specifically provided and no other.  Escrow Agent’s duties are as a depositary only, and Escrow Agent shall incur no liability whatsoever, except as a direct result of its willful misconduct or gross negligence.

5.2.      Escrow Agent shall be entitled to consult with competent and responsible counsel of its choice with respect to the interpretation of the provisions hereof, and any other legal matters relating hereto, and shall be fully protected in taking any action or omitting to take any action in good faith in accordance with the advice of such legal counsel.  As to any matter not specifically provided for in this Agreement, Escrow Agent shall be entitled to request written instructions mutually executed by the Company, Buyer, and the Stockholders, and shall have the right to refrain from acting until it has received such written instructions.

5.3.      Escrow Agent shall not be bound in any way by the terms of any other agreement to which the Stockholders, Buyer, and the Company are or may be parties, whether or not it has knowledge thereof, and Escrow Agent shall not in any way be required to determine whether or not any other agreement has been complied with by the Stockholders, Buyer, and/or the Company, or any other party thereto.  Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by each of the Stockholders or the Stockholders on behalf of all of the Stockholders, Buyer, and the Company, and agreed to in writing by Escrow Agent.

5.4.      If at any time during the term of this Agreement, Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, other than to keep safely, the Escrow Amount held in escrow until it shall jointly be directed otherwise in writing by the Stockholders, Buyer, and the Company or by a final judgment of a court of competent jurisdiction.

5.5.      Escrow Agent shall be fully protected in relying upon any written notice, demand, certificate or document which it, in good faith, believes to be genuine.  Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

5.6.      Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it or in respect to the Escrow Amount, any dividends thereon and any other property deposited with Escrow Agent pursuant to this Agreement.

5.7.      If Escrow Agent at any time, in its sole discretion, deems it necessary or advisable to relinquish custody of the Escrow Stock or other deposited property, it may do so by giving five (5) days’ written notice to the parties of its intention and thereafter delivering the Escrow Amount or other property to any other escrow agent mutually agreeable to the Stockholders,  Buyer, and the Company and, if no such escrow agent shall be selected within three (3) days of Escrow Agent’s notification to the Stockholders, Buyer, and the Company of its desire to so relinquish custody of the Escrow Amount or other property, then Escrow Agent may do so by delivering the Escrow Amount or other property (a) to any bank or trust company in North Carolina, which is willing to act as escrow agent hereunder in place and instead of Escrow Agent, or (b) to the clerk or other proper officer of a court of competent jurisdiction as may be permitted by law within North Carolina.  The fee of any such bank or trust company or court officer shall be borne one-half by the Stockholders and one-half by Buyer.  Upon such delivery, Escrow Agent shall be discharged from any and all responsibility or liability with respect to the Escrow Amount or other property and the Company and the Stockholders shall promptly pay to Escrow Agent all monies which may be owed it for its services hereunder, including, but not limited to, reimbursement of its out-of-pocket expenses pursuant to Section 5.9 below.

5.8.      This Agreement shall not create any fiduciary duty on Escrow Agent’s part to the Stockholders, Buyer, or the Company, nor disqualify Escrow Agent from representing any party hereto (or any affiliate of any party hereto) in any dispute with the other, including any dispute with respect to the Escrow Amount or other property deposited with Escrow Agent or otherwise.

5.9.      The reasonable out-of-pocket expenses paid or incurred by Escrow Agent in the administration of its duties hereunder, including, but not limited to, all counsel and advisors’ and agents’ fees and all taxes or other governmental charges, if any, shall be paid by one-half by the Stockholders and one-half by Buyer.

6.         Indemnification. The Stockholders, Buyer, and the Company, jointly and severally, hereby indemnify and hold Escrow Agent harmless from and against any and all losses, damages, taxes, liabilities and expenses that may be incurred, directly or indirectly, by Escrow Agent, arising out of or in connection with its acceptance of appointment as Escrow Agent hereunder and/or the performance of its duties pursuant to this Agreement, including, but not limited to, all legal costs and expenses of Escrow Agent incurred defending itself against any claim or liability in connection with its performances hereunder and the costs of recovery of amounts pursuant to this Section 6.

7.         Miscellaneous.

7.1.      Notices.  All notices, requests, demands and other communications hereunder shall be in writing, with copies to all the other parties hereto, and shall be deemed to have been duly given or delivered when (i) if delivered by hand, upon receipt, (ii) if sent by facsimile, upon receipt of proof of sending thereof, (iii) if sent by nationally recognized overnight delivery service (receipt requested), the next Business Day or (iv) if mailed by first-class registered or certified mail, return receipt requested, postage prepaid, four days after posting in the U.S. mails, in each case if delivered to the following addresses:

If to the Company:	MCC, Inc.
100 Ross Road
King of Prussia, Pennsylvania  19406
Attn:  President
Facsimile No.:  (610) 265-0110

With a copy to:	Buckley, Brion, Mcguire, Morris & Sommer, LLP
304 North High Street
West Chester, Pennsylvania 19380
Attn:  Stephen Mcguire
Facsimile No.:  (610) 436-8305

If to the Stockholders:	Michael Novakovic
113 North Spring Mill Road
Villanova, Pennsylvania 19085

With a copy to:	Buckley, Brion, Mcguire, Morris & Sommer, LLP
304 North High Street
West Chester, Pennsylvania 19380
Attn:  Stephen Mcguire
Facsimile No.:  (610) 436-8305

If to Buyer:	nCoat, Inc.
7237 Pace Drive
P.O. Box 38
Whitsett, NC  27377
Attn:  Paul Clayson or Terry Holmes
Facsimile No.:  336-447-2020

With a copy to:	Durham Jones & Pinegar
111 East Broadway
Suite 900
Salt Lake City, Utah 84111
Attn:  Jeffrey Jones, Esq.
Facsimile No.:  801-415-3500

If to Escrow Agent:	Durham Jones & Pinegar, PC
(to receive copies	111 East Broadway, Suite 900
of all communications	Salt Lake City, Utah 84111
pursuant to this Agreement)	ATTN: President
Facsimile No.: (801) 415-3500

or at such other address as any of the parties to this Agreement may hereafter designate in the manner set forth above to the others.  Notices shall be effective when mailed, sent or dispatched to the addressee.

7.2.       Choice of Law; Jurisdiction.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within the State of Delaware.  In any action in which Escrow Agent is a party, whether as plaintiff, defendant or third party, the exclusive jurisdiction in which such action may be brought shall be the federal or state courts located in the County and State in which the principal office of Escrow Agent is then located.

7.3.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

7.4.       Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.5.       Limited Effect; Integration.  The parties to this Agreement intend for this Agreement to be the final agreement between and among them as pertaining to the subject matter hereof, provided, however, that the parties do not intend hereby to modify or amend the Stock Purchase Agreement, but intend the provisions of this Agreement to supplement and otherwise to not affect in any way the Stock Purchase Agreement.

7.6.       Incorporation of Recitals.  The recitals of this Agreement are hereby incorporated into and made part of this Agreement as if fully set forth herein.

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Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed the day and year first above written.

COMPANY: MCC, INC. By: /s/ Name: ________________________ Title: _________________________	ESCROW AGENT: Durham Jones & Pinegar, PC By: /s/ Name: ________________________ Title: _________________________
STOCKHOLDER: By: /s/ Name: Michael Novakovic	BUYER: NCOAT, INC. By: /s/ Name: ________________________ Title: ________________________
By: /s/ Name: Phebe Novakovic